Exhibit 10.4

                              ASSIGNMENT AGREEMENT

     THIS AGREEMENT is made and entered into as of this 20th day of February, 2006 by and between Forrest L. Thorpe II whose principal residence is 636 La Contenta Drive, Valley Springs, CA 95252 ("Assignor") and American Soil Technologies, Inc., ("Assignee"), a Nevada corporation having its principal place of business at 12224 Montague Street, Pacoima, CA 91331.

     This Agreement is based on the following premises and objectives:
Assignee desires to acquire the entire and exclusive right, title, and interest to those items listed on Exhibit A attached hereto, all hereinafter collectively referred to as the "trade secrets or trademarks or any intellectual property or proprietary information" hereinafter referred to Proprietary Information.

     Assignor desires to assign any and all right, title, and interest to the Proprietary Information as listed in Exhibit A subject to the conditions set forth in a certain Executive Employment Agreement dated January 22, 2006, which is incorporated herein by reference.

     Assignment of Entire Interest. Assignor hereby sells, assigns, and transfers to Assignee, its successors and assigns, its entire and exclusive right, title and interest in, to and under the items as listed in Exhibit A to be held and enjoyed by Assignee for its own use and enjoyment, and for the use and enjoyment of its successors and assigns, to the end of the term or terms for which such Proprietary Information as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made.

     To Assignor's knowledge, the Proprietary Information is not subject to any action or proceeding concerning its validity or enforceability; Assignor has no knowledge of any basis for any claim that the Proprietary Information is invalid or unenforceable; and, to the best of Assignor's knowledge, Assignor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Proprietary Information or preclude their enforceability. The only "activity" would be my sharing some of this information with Donut earlier in our working relationship. Products/blends developed after that, are the combined effort of both of us. Warm and Cool season blend for supplementing Soil Medic. Poa and Bent Grass blends are supplements to the original Soil Medic named product. I want you to be very clear on this.

     Assignor agrees to execute and deliver all papers and cooperate, as may be necessary or desirable, to protect and perfect title to the Proprietary Information in Assignee, its successors and assigns. Assignor hereby authorizes and requests the United States Patent and Trademark Office, or other proper governmental authority, to issue to Assignee, its successors and assigns, the
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trademarks for Soil Medic and Soil Therapy or other rights issuing there from.
Soil Medic and Soil Therapy do not belong to me. TLT2 owns "Insure" in California for the Yucca extract.

     Assignor hereby agrees to communicate to Assignee any facts known that affect the Patent Rights, whenever requested, and will testify in any legal proceeding, sign all lawful papers, make all rightful oaths, and generally do everything reasonably necessary to aid Assignee, its successors and assigns, to obtain and enforce proper Trademark protection.

     Consideration shall be 75,000 common shares, restricted pursuant to Rule 144, of the Assignees stock as well as $4,200.00 in cash. Said stock shall have "piggy back" rights of registration and shall be issued upon closing.

     Assignor agrees that: this Agreement is to be construed according to the laws of the State of California and that venue is proper in California state courts; if any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby; the waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or a subsequent breach; the provisions of this Agreement shall remain in effect and bind the heirs, successors, assignees, and legal representatives of the parties; this Agreement may be amended or modified only with written consent; no oral waiver, amendment or modification shall be effective under any circumstances whatsoever; the terms of this Agreement are reasonable.

     IN WITNESS WHEREOF, each participant has caused this Agreement to be signed on the date first written above.

ASSIGNOR:                                       ASSIGNEE

FORREST L. THORPE II                 American Soil Technologies, Inc


/s/ Forrest L. Thorpe                By /s/ Carl P. Ranno
--------------------------             -----------------------------
Forrest L. Thorpe II                   Carl P. Ranno, President/CEO

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                                 EXHIBIT A

The following is a list of all Employee Proprietary Information made, conceived, developed or reduced to practice by Employee as well as supply and customer accounts prior to the date of this Agreement:

Reland Patent Technology:

     * All Agricultural Application Rates, Blends, Systems and Specific Management Practices, developed since June of 1996. This intellectual property consists of very specific management techniques, timing and practices. The following crops have rates and practices established; Citrus, Pluots, Grapes, "wine, table, raisin" Cherries, Walnuts, Almonds, Pistachios, Lettuce, Tomato, Bell Peppers, Dry Beans, Pigeon Peas, Brewers Barley, Potato, Onion, Carrot, Melons, Wheat, Corn, Strawberry, Raspberry, Celery, Garlic, Beets, Banana, Cucumber, Sugar Cane, Avocado, Alfalfa, Peach, Nectarine, Apple, Sugar Beets, Sweet Corn and Pasture Grass.

     * All Sod Farm, Golf Course and Sports Field Application Rates, Blends, Protocols and Specific Seasonal, Climatic and Management Practices Developed by myself since June of 1996. These Trade Secrets and Intellectual Property without specifics are as follows. Greens, Tee, Fairway and Driving Range rates, blends, timing and practices. Sod Farm blends, rates and timing. Sports Field blends, rates and timing.

     * Nursery and Vegetable Transplant Rates and Specific management practices.

     *    Commercial Flower Production Rates and Specific management practices.

     *    Landscape and Remediation Rates and Specific management practices.

Ron Hellands Technology:

     *    Rates and Practices Specific to Golf Courses

     * Enabled American Soil Technologies Access to Ron Helland through my friendship and business dealings. Agreement that allows AST exclusive rights to a Specific formulation of Ron Hellands for Turf. And an Agreement that provides access to said products for Agricultural use in States other than California and Arizona.

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INNOVAC Technology

     * Nutra Sorb access through United States representative. Cell U Con Technology

     *    20% Steroid Saponin California Label Name "INSURE"

Timberlake Manufacturing Suspension Technology

     *    A blended multiple use product with dual potential

Agricultural Customer Base:

     Dune Company Chualar CA, Centennial Ag Supply Kersey CO, Cenex Land O Lakes St Paul Minnesota, MidStates Distributing St Paul Minnesota, Farmland Industries COOP, soon to be under the Cenex umbrella. DNE Citrus Florida.

Employee's direct supply accounts:
     Dune Company Chualar source of most fertilizers 5% over their cost. Schaben Industrial
     Big W Supply
     Graingers
     Cell U Con
     A & L Labs
     BBC Labs
     J H Biotech
     Timberlake Manufacturing

Employee's Customer Accounts:
     Valley Crest Golf Course Maintenance
     Club Corp
     Empire Golf
     Sierra View Country Club
     Yolo Fliers Country Club
     Cherry Island Golf Course Rio Linda
     Growers Transplant
     Salinas Nursery
     Mellor Farms
     Lone Oak Vineyards
     Rockey Farms
     Steve Anderson Farms
     Larry Duell
     Ed Monson
     Dave Deines
     Calaveras Unified School District

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